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Accountants' Consent


The Board of Directors
Xerox Corporation:


We consent to incorporation by reference in the Registration Statements (No. 2-86274 and No. 333-22059) on Form S-8 of Xerox Corporation of our report dated May 26, 2000, relating to the statements of net assets available for plan benefits of the Xerox Corporation Profit Sharing and Savings Plan as of December
 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended and related schedule, which report appears in the December 31, 1999 Annual Report on Form 11-K of the Xerox Corporation Profit Sharing and Savings Plan.




Rochester, New York
June 29, 2000